UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐ Preliminary Proxy Statement

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☐ Definitive Revised Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 2, 2006, Arbinet-thexchange, Inc. (the “Company”) sent a letter to stockholders of the Company, which is attached hereto.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2006, which contains important information regarding the Company’s 2006 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, the firm assisting the Company in the solicitation of proxies, toll-free at (888) 750-5834.

June 2, 2006

Dear Arbinet-thexchange Stockholder:

As you may already know, Alex Mashinsky, Arbinet’s founder and former Chief Executive Officer, has launched a costly and opportunistic proxy contest to elect himself and his hand-picked nominee, Robert A. Marmon, to Arbinet’s Board of Directors. Messrs. Mashinsky and Marmon have previously stated – numerous times – that if elected, they intend to replace the entire Board and key members of the management team. Now, in a last ditch effort to win votes, Messrs. Mashinsky and Marmon have reversed course. This is yet another example of Mr. Mashinsky talking out of both sides of his mouth. It’s no wonder that Mr. Mashinsky has a credibility problem with Arbinet’s investors, customers and employees. We too have a hard time believing anything he says.

This is the wrong time to allow Mr. Mashinsky to disrupt the strategic growth of your Company and dilute the value of your shares. We believe that through the continued rollout of the growth initiatives developed by your Board and management, Arbinet is on the cusp of an exciting future. Don’t let Mr. Mashinsky destroy your Company at this critical time.

We believe it is important that Arbinet maintains an independent Board of Directors and a management team that can execute your Company’s value enhancement strategy. To protect your investment, please vote for your Board’s independent and experienced nominees – Michael J. Donahue and Leo J. Pound – by signing, dating and returning the enclosed WHITE proxy card TODAY.

ARBINET’S PLAN TO BUILD VALUE IS WELL UNDERWAY

Your Board and management team are implementing growth initiatives that build on Arbinet’s strong asset base. We believe that the continued execution of our strategic plan will result in top line growth in the fourth quarter of 2006. These initiatives include:

•	Creating new products and services, such as PrivateExchangeSM and Assured RoutingSM, to help Members meet their pricing and cost requirements, which we believe will result in more traffic across Arbinet’s industry-leading platform. We expect that these new products and services will generate significant customer wins in 2006 followed by fee revenue growth in the fourth quarter of 2006.

•	Introducing VoIP PeeringSolutionsSM, enabling service providers to address the complexity of routing calls across traditional and VoIP networks. Arbinet is a pioneer and leader in the development of VoIP services. As more phone calls originate and terminate using VoIP, the market for VoIP Peering is emerging. Arbinet is at the forefront of this market development and will grow the revenues for our VoIP PeeringSolutionsSM along with the growth of this market.

•	Leveraging our trading platform, intellectual property and operations support systems to offer trading platforms for other digital goods, such as digital media, advertising, and certain mobile content markets. We are currently building our plan for our next vertical market and expect to launch services for a new vertical market in 2007.

COMPARE THESE ACHIEVEMENTS TO MASHINSKY’S HISTORY

When Mr. Mashinsky was CEO of Arbinet, your Company was on the brink of a financial disaster. Rather than focusing on Arbinet’s business, Mr. Mashinsky spent much of his time touting his ideas. As a result, Arbinet’s business suffered:

•	Customers were repeatedly disappointed and were taking their business elsewhere;

•	Investors refused to provide the financing needed to keep the business afloat so long as Mr. Mashinsky was in charge; and

•	Arbinet’s employees – many of whom were appointed by Mr. Mashinsky – were threatening to resign because of Mr. Mashinsky’s involvement in the Company.

Given all of this, Mr. Mashinsky was forced to resign as CEO in 1999. Even Mr. Mashinsky acknowledged, when speaking about the problems that Arbinet faced under his leadership, that: “We had to stop everything we were doing and save the company…I realized the fact that I’m my own biggest obstacle.”1 In response, the Company appointed new independent leadership to fix the problems Mr. Mashinsky created and left behind. This new leadership team grew Arbinet and turned it into the industry leader it is today.

Moreover, we believe that Mr. Mashinsky has learned little during his absence from the Company. Recently he has suggested that drastically cutting prices for Arbinet’s core services would be an effective way to grow the business. This wholly unrealistic approach would not work. It reflects a profound lack of understanding of Arbinet’s business and the current industry environment. If we were to implement Mr. Mashinsky’s ill-conceived suggestion, Arbinet’s cash flow would be significantly reduced, threatening our ability to fund critical growth opportunities. We strongly believe the best way to grow our business is by launching new products and services from the solid base of our profitable core business.

WHAT IS MASHINSKY’S REAL MOTIVE? WE BELIEVE HE WANTS A HUGE

COMPENSATION PACKAGE.

According to their proxy materials, if Messrs. Mashinsky and Marmon win the proxy contest – without paying you a dime – they intend to pay themselves “significant” stock options, which could result in their owning 40% of the Company. Given today’s emphasis on controlling executive compensation, we are shocked by Messrs. Mashinsky’s and Marmon’s proposed compensation scheme. Our current independent directors would never approve such an egregious and dilutive payout.

[1]	The Industry Standard, “Bandwidth Merchant?,” Rob Guth, February 1, 1999. Permission to use quotation neither sought nor obtained.

As fiduciaries of your investment in Arbinet, we question whether Mr. Mashinsky is really looking out for your interests or, more likely, attempting to take advantage of the current situation to the benefit of his own personal fortune – a fortune Mr. Mashinsky gained by selling virtually all of his Arbinet stock following the Company’s initial public offering. We urge you to think carefully about Mr. Mashinsky’s compensation scheme and ask yourself this: What are Mr. Mashinsky’s real motives? If this type of option grant is such a good idea, why don’t other public companies do it?

MASHINSKY AND MARMON COULD DISRUPT THE BUSINESS

AT A CRITICAL TIME AND JEOPARDIZE STOCKHOLDER VALUE

The Arbinet Board unanimously believes that electing Messrs. Mashinsky and Marmon could likely create an unhealthy degree of uncertainty and confusion at Arbinet – at all levels of the Company. Their election to the Board and the distraction and uncertainty which would accompany it, may derail the progress that we have already made toward our strategic plan and threaten the Company’s customer relationships, which are essential to Arbinet’s success.

This is a critical time for Arbinet. Our current Board and management team – the same management team that grew the business substantially from 2001-2005 – have the competence and experience to continue executing on these growth initiatives, and we believe that giving Mr. Mashinsky a second chance to re-do all that he did wrong the first time will put the Company’s value in great jeopardy.

TIME IS SHORT – ACT TODAY TO PROTECT YOUR INVESTMENT IN ARBINET

Arbinet’s 2006 Annual Meeting of Stockholders on June 15, 2006 is fast approaching. Please act now to ensure that your shares are represented at the meeting. The choice is clear – by voting on the enclosed WHITE proxy card, you can elect two experienced and independent Board nominees who are dedicated to protecting and enhancing the value of your stock.

Remember, even if you previously returned a green proxy card, you have every legal right to change your vote – simply sign, date and return the enclosed WHITE proxy card today.

On behalf of the Arbinet Board of Directors, thank you for your continued support.

J. Curt Hockemeier

President, Chief Executive Officer and Director

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES: INNISFREE M&A INCORPORATED TOLL-FREE AT 1-888-750-5834.